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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Triumph Group, Inc. for the registration of $175 million of 8% Senior Subordinated Notes and to the incorporation by reference therein of our report dated May 22, 2009 (except for Notes 2, 11, 12, 22, and 23 related to the effect of the adoption of Financial Accounting Standards Board Staff Position No. Accounting Principles Board 14-1, "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Settlement)", as to which the date is November 4, 2009) with respect to the consolidated financial statements of Triumph Group, Inc. for the year ended March 31, 2009, which report appears in the Current Report on Form 8-K of the Triumph Group, Inc. filed on November 4, 2009, and our report dated May 22, 2009, with respect to the effectiveness of internal control over financial reporting of Triumph Group, Inc. as of March 31, 2009, and the financial statement schedule for the year ended March 31, 2009, each included in Form 10-K for the year ended March 31, 2009, also incorporated by reference in this registration statement and filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Philadelphia, Pennsylvania November 23, 2009

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  Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm